Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Rich Tauberman (rtauberman@mww.com) (201) 507-9500
38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ANNOUNCES THE ELECTION OF LORI J. SCHAFER
TO ITS BOARD OF DIRECTORS

Albany, NY, June 13, 2005 — Trans World Entertainment Corporation (Nasdaq: TWMC) announced today that Lori J. Schafer has been newly elected to the Company’s Board of Directors.  Ms. Schafer is currently President of Marketmax, a company specializing in retail supply chain technology solutions and a division of SAS Institute, the leader in business intelligence.

“Lori has 21 years of expertise in retail and supply chain management bringing a unique perspective to Trans World,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.  “Her experience and knowledge make her an important addition to our team.  I am pleased to have Lori on our Board and look forward to working with her.”

Prior to its acquisition by SAS in October 2003, Ms. Schafer served as Marketmax’s Chairman, President and Chief Executive Officer.  Before launching her career in retail consulting and software development, Ms. Schafer served in various positions at The Procter & Gamble Company.

Ms. Schafer will also serve on the Nominating and Governance Committee.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates over 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.